As filed with the Securities and Exchange Commission on November 6, 2007
Registration No. 333-137902

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 to
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEUTSCHE BANK AKTIENGESELLSCHAFT
(Exact name of Registrant as specified in its charter)
DEUTSCHE BANK CORPORATION
(Translation of Registrant’s name into English)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
Theodor-Heuss-Allee 70
60486 Frankfurt am Main
Germany
+49-69-910-0
(Address and telephone number of Registrant’s principal executive offices)

DEUTSCHE BANK CAPITAL	DEUTSCHE BANK CAPITAL
FUNDING LLC X	FUNDING TRUST X
(Exact name of Registrant as specified in its	(Exact name of Registrant as specified in its
charter)	charter)
Delaware	Delaware
(State or other jurisdiction of incorporation or	(State or other jurisdiction of incorporation or
organization)	organization)
Application to be filed	Application to be filed
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
60 Wall Street	60 Wall Street
New York, New York 10005	New York, New York 10005
212-250-2077	212-250-2077
(Address and telephone number of Registrant’s	(Address and telephone number of Registrant’s
principal executive offices)	principal executive offices)

Deutsche Bank Americas
c/o Office of the Secretary
60 Wall Street
New York, NY 10005
Attention: Peter Sturzinger
212-250-5591
(Name, address and telephone number of agent for service)

Copies to:
Deutsche Bank Aktiengesellschaft
Theodor-Heuss-Allee 70
60486 Frankfurt am Main
Germany
Attn: Legal Dept.

Alan S. Dunning	Patrick S. Kenadjian
Cleary Gottlieb Steen & Hamilton LLP	Davis Polk & Wardwell
City Place House	Messeturm
55 Basinghall Street	D-60308 Frankfurt am Main
London EC2V 5 EH	Germany
England	+49 69 97 57 03 0
+44 20 7614 2200
Ward A. Greenberg	James Leyden, Jr., Esq.
Cleary Gottlieb Steen & Hamilton LLP	Richards, Layton & Finger, P.A.
Main Tower	One Rodney Square
Neue Mainzer Strasse 52	P.O. Box 551
D-60311 Frankfurt am Main	Wilmington, Delaware 19899
Germany	302-651-7700
+49 69 97103-0

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐
     If this Form is a Registration Statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Each Class	Amount To Be	Aggregate Price per	Aggregate Offering	Amount Of
Of Securities To Be Registered	Registered(1)	Unit(1)	Price(1)	Registration Fee(1)
Senior Debt Securities of Deutsche Bank Aktiengesellschaft	—	—	—	—
Warrants of Deutsche Bank Aktiengesellschaft Debt Warrants Equity Warrants Other Warrants(2)	—	—	—	—
Purchase Contracts of Deutsche Bank Aktiengesellschaft (3)	—	—	—	—
Units of Deutsche Bank Aktiengesellschaft (4)	—	—	—	—
Trust Preferred Securities of Deutsche Bank Capital Funding Trust X	—	—	—	—
Company Preferred Securities of Deutsche Bank Capital Funding LLC X (5)	—	—	—	—
Subordinated Guarantees of Deutsche Bank Aktiengesellschaft in connection with Capital Securities (5)	—	—	—	—

(1)	This Registration Statement also relates to offers and sales of securities in connection with market-making transactions by and through certain affiliates of the Registrants, which may include Deutsche Bank Securities Inc. An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices in U.S. dollars or equivalent thereof in foreign denominated coin or currency or currency units. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion, or exchange of other securities or that are represented by depositary shares. In accordance with Rules 456(b) and 457(r), the Registrants are deferring payment of all of the registration fee.

(2)	Warrants may be issued together with any of the debt securities or purchase contracts registered hereby or any combination of such securities. Warrants may be offered to purchase or sell, or whose redemption value is determined by reference to the performance, level or value of, one or more of the following: (i) securities issued by an entity affiliated or not affiliated with the Registrants, a basket or baskets of those securities, an index or indices of those securities or any combination of the above, (ii) currencies, (iii) commodities, and (iv) any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance.

(3)	Purchase contracts may be issued together with any of the debt securities or warrants registered hereby or any combination of such securities. Purchase contracts may be offered to purchase or sell, or whose redemption value is determined by reference to the performance, level or value of, one or more of the following: (i) securities issued by an entity affiliated or not affiliated with the Registrants, a basket or baskets of those securities, an index or indices of those securities or any combination of the above, (ii) currencies, (iii) commodities, and (iv) any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance.

(4)	Units may consist of any combination of the securities being registered hereby, and debt obligations or other securities of an entity affiliated or not affiliated with the Registrants.

(5)	No separate consideration will be received for the company preferred securities of Deutsche Bank Capital Funding LLC X or the subordinated guarantees of Deutsche Bank Aktiengesellschaft. Pursuant to Rule 457(a) under the Securities Act of 1933, no separate fee will be payable with respect to such securities.

EXPLANATORY NOTE
The purpose of this post-effective amendment is to add two registrants (Deutsche Bank Capital Funding LLC X and Deutsche Bank Capital Funding Trust X) to the Registration Statement No. 333-137902, filed with the Securities and Exchange Commission on October 10, 2006 (the “Registration Statement”), and to file as exhibits to such Registration Statement documents relating to these registrants. The prospectus filed in Part I of the Registration Statement is not being amended hereby and has, therefore, been omitted from this post-effective amendment.

PART II
SIGNATURES
EXHIBIT INDEX
Exhibit 4.1
Exhibit 4.3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
     Deutsche Bank Aktiengesellschaft
     Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, a corporation may not, as a general matter, indemnify members of the Management Board or the Supervisory Board. A German stock corporation may, however, purchase directors’ and officers’ insurance. The insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the Management Board or the Supervisory Board for attorneys’ fees incurred if such member is the successful party in a suit in a country, like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member’s attorneys’ fees had the suit been brought in Germany and for attorneys’ fees incurred in connection with other proceedings.
     Members of the registrant’s Supervisory Board and Management Board and officers of the registrant are covered by customary liability insurance, including insurance against liabilities under the Securities Act.
     Deutsche Bank Capital Funding Trust X
     Section 8, 9 and 10 of the initial trust agreement relating to the formation of Deutsche Bank Capital Funding Trust X provide as follows regarding indemnification:
          “8. (a) The Trustees (the “Fiduciary Indemnified Persons”) shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Sponsor, any other Trustee or any holder of the Trust Securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Trust Agreement or by law, except that the Fiduciary Indemnified Persons shall be liable for any such loss, damage or claim incurred by reason of the Fiduciary Indemnified Person’s gross negligence, bad faith or willful misconduct with respect to such acts or omissions.
                 (b) The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to holders of Trust Securities might properly be paid.
          9. The Sponsor agrees, to the fullest extent permitted by applicable law, (a) to indemnify and hold harmless each Fiduciary Indemnified Person, or any of its officers, directors, shareholders, employees, representatives or agents, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Trust Agreement, except that no Fiduciary Indemnified Persons shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Fiduciary Indemnified Persons by reason of gross negligence, bad faith or willful misconduct with respect to such acts or omissions; and (b) to advance expenses (including reasonable legal fees and expenses) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection. Promptly after receipt by a Fiduciary Indemnified Person of notice of the commencement of any action, such Fiduciary Indemnified Person will, if a claim in respect thereof is to be made against the Sponsor under this Section 9, notify the Sponsor in writing of the commencement thereof, provided that failure to give such prompt notice shall not impair the obligations of the Sponsor hereunder except to the extent that such failure to provide notice materially prejudices the Sponsor. The Sponsor shall be entitled to appoint counsel of the Sponsor’s choice at the Sponsor’s expense to represent the Fiduciary Indemnified Persons in any action for which indemnification is sought; provided, however, that such counsel shall be satisfactory to the Fiduciary Indemnified Persons. The Sponsor will not, without the prior written consent of the Fiduciary Indemnified Persons, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought unless such settlement, compromise or consent includes an unconditional release of each Fiduciary Indemnified Person from all liability arising out of such claim, action, suit or proceeding.
          10. The provisions of Section 8 and Section 9 shall survive the termination of this Trust Agreement or the earlier resignation or removal of the Fiduciary Indemnified Persons.”
     Deutsche Bank Capital Funding LLC X
     The Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
     Section 18 of the initial LLC agreement relating to the formation of Deutsche Bank Capital Funding LLC X provides as follows regarding indemnification:
          18. Exculpation and Indemnification. No member of the Company or Officer shall be liable to the Company, or any other person or entity who is bound by this Agreement, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such member of the Company or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such member or Officer by this Agreement, except that a member of the Company or Officer shall be liable for any such loss, damage or claim incurred by reason of such member’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, a member of the Company or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such member or Officer by reason of any act or omission performed or omitted by such member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such member or Officer by this Agreement, except that no member of the Company or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such member or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and no member of the Company shall have personal liability on account thereof.

Exhibits
     Reference is made to the Exhibit Index included herewith which is incorporated herein by reference.
Undertakings
     The undersigned Registrants hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Deutsche Bank AG pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) In the case of Deutsche Bank Aktiengesellschaft, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that Deutsche Bank Aktiengesellschaft includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by Deutsche Bank Aktiengesellschaft pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by such undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of such undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by such undersigned Registrant to the purchaser.
     (7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Deutsche Bank Aktiengesellschaft’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frankfurt am Main, Germany, as of this 6th day of November 2007.

DEUTSCHE BANK AKTIENGESELLSCHAFT
By:	/s/ Jonathan Blake
	Name:	Jonathan Blake
	Title:	Director

By:	/s/ Marco Zimmermann
	Name:	Marco Zimmermann
	Title:	Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of this 6th day of November 2007.

Signature	Title

*	Chairman of the Management Board

Dr. Josef Ackermann

*	Member of the Management Board and Chief Risk Officer

Dr. Hugo Banziger

*	Member of the Management Board and Chief Financial Officer

Anthony Di Iorio

*	Member of the Management Board and Chief Operating Officer

Hermann-Josef Lamberti

*	Managing Director

Martin Edelmann

*	Authorized Representative in the United States

Peter Sturzinger

* By: /s/ Joseph J. Rice	Attorney-in-fact

Name: /s/ Joseph J. Rice

* By: /s/ Richard Ferguson	Attorney-in-fact

Name: /s/ Richard Ferguson

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frankfurt am Main, Germany, as of this 6th day of November 2007.

DEUTSCHE BANK CAPITAL FUNDING TRUST X

By:	DEUTSCHE BANK CAPITAL FUNDING LLC X

By:	DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ Marco Zimmermann

Name: Marco Zimmermann
Title: Vice President

By:	/s/ Jonathan Blake

Name: Jonathan Blake
Title: Director
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities as of this 6th day of November 2007.

Name		Title

DEUTSCHE BANK CAPITAL FUNDING LLC X		Sponsor

By:	DEUTSCHE BANK AKTIENGESELLSCHAFT, as Member

By:	/s/ Marco Zimmermann

Name: Marco Zimmermann
Title: Vice President

By:	/s/ Jonathan Blake

Name: Jonathan Blake
Title: Director

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frankfurt am Main, Germany, as of this 6th day of November 2007.

DEUTSCHE BANK CAPITAL FUNDING LLC X

By:	DEUTSCHE BANK AKTIENGESELLSCHAFT

By:	/s/ Jonathan Blake

Name: Jonathan Blake
Title: Director

By:	/s/ Marco Zimmermann

Name: Marco Zimmermann
Title: Vice President
POWER OF ATTORNEY
     The Registrant hereby constitutes and appoints Richard W. Ferguson, Joseph Rice, Helmut Mannhardt and Anjali Thadani, any two such individuals acting together, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for its and its name, place and stead, in any and all capacities, to sign any and all post-effective amendments to the Registration Statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities as of this 6th day of November 2007.

Name		Title

DEUTSCHE BANK AKTIENGESELLSCHAFT		Member

By:	/s/ Marco Zimmermann

Name: Marco Zimmermann
Title: Vice President

By:	/s/ Jonathan Blake

Name: Jonathan Blake
Title: Director

EXHIBIT INDEX

Exhibit
Number	Description
1.3	Form of Purchase Agreement.*

4.1	Initial Trust Agreement of Deutsche Bank Capital Funding Trust X.

4.2	Form of Amended and Restated Trust Agreement of Deutsche Bank Capital Funding Trust X.*

4.3	Initial Limited Liability Company Agreement of Deutsche Bank Capital Funding LLC X.

4.4	Form of Amended and Restated LLC Agreement of Deutsche Bank Capital Funding LLC X.*

4.5	Form of Trust Preferred Securities Subordinated Guarantee Agreement.*

4.6	Form of Company Preferred Securities Subordinated Guarantee Agreement.*

4.7	Form of Trust Preferred Security for Deutsche Bank Capital Funding Trust X.*

4.8	Form of Company Preferred Security.*

4.9	Form of Subordinated Debt Obligation issued in connection with certain Capital Securities.*

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.*

5.2	Opinion of Group Legal Services of Deutsche Bank Aktiengesellschaft.*

5.3	Opinion of Richards, Layton & Finger, P.A.*

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding tax matters.*

23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP.*

23.2	Consent of Group Legal Services of the Registrant.*

23.3	Consent of Richards, Layton & Finger, P.A.*

24.1	Powers of Attorney for Deutsche Bank Capital Funding LLC X (included on the signature pages to this registration statement).*

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the subordinated company preferred guarantee agreement in connection with the capital securities.*

25.2	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the subordinated trust preferred guarantee agreement in connection with the capital securities.*

25.3	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as property trustee, under the amended and restated trust agreement relating to Deutsche Bank Capital Funding Trust X.*

25.4	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as manager trustee, under the amended and restated LLC agreement relating to Deutsche Bank Capital Funding LLC X.*

*	To be filed by amendment or incorporated by reference. Deutsche Bank Aktiengesellschaft will furnish on a Form 6-K and incorporate by reference any related Form used in the future and not previously filed by means of an amendment or incorporated by reference.